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                                                          Exhibit (12)

Eastman Kodak Company and Subsidiary Companies
Computation of Ratio of Earnings to Fixed Charges
(in millions, except for ratios)

                             Six Months
                              Ended
                              June 30,
                                2003

Earnings from continuing
 operations before
 provision for income
 taxes                         $ 108
Adjustments:
  Minority interest in
   income of subsidiaries
   with fixed charges              8
  Undistributed loss
   of equity method
   investees                      23
  Interest expense                71
  Interest component of
   rental expense (1)             27
  Amortization of
   capitalized interest           13
                               -----

  Earnings as adjusted         $ 250
                               =====
Fixed charges:
  Interest expense                71
  Interest component of
   rental expense (1)             27
  Capitalized interest             1
                               -----
  Total fixed charges          $  99
                               =====
Ratio of earnings to
 fixed charges                  2.5x


(1) Interest component of rental expense is estimated to equal 1/3 of such expense, which is considered a reasonable approximation of the interest factor.